EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS, LP ANNOUNCES
COMPLETION OF 7½% SENIOR NOTES EXCHANGE OFFER

EL PASO, Texas, July 9, 2015 -- Western Refining Logistics, LP (NYSE:WNRL) (the “Partnership”) and its wholly-owned subsidiary WNRL Finance Corp., announced today the completion of the exchange offer relating to their 7½% Senior Notes due 2023 (the “Notes”). The Partnership’s offer to exchange up to $300,000,000 aggregate principal amount of the Notes that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of the Notes that have been registered under the Securities Act, expired at 5:00 p.m., New York City time, on July 8, 2015. The Partnership received and accepted tenders of 100% of the Notes that were outstanding.

About Western Refining Logistics, LP

Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics, LP's assets include approximately 300 miles of pipelines, approximately 8.1 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil trucking.